FOR IMMEDIATE RELEASE Contact: Frank Henigman, Chief Financial Officer 760-929-8226

RUBIO’S® RESTAURANTS, INC. REPORTS 2008
FOURTH QUARTER AND FISCAL YEAR RESULTS

CARLSBAD, CA – March 23, 2009 - Rubio's® Restaurants, Inc. (NASDAQ: RUBO) today announced financial results for the fourth quarter and year ended December 28, 2008.

Fourth Quarter Results

•	Revenues rose 7.8% to $45.0 million, from $41.7 million for the same quarter last year.
•
Comparable store sales decreased 0.2%, versus a comparable store sales increase of 1.7% for the same quarter last year. The impact of increased average check almost entirely offset a decline in customer visits.

•	Net loss decreased 21.5% to $190,000 from $242,000 for the same quarter last year.
•	Earnings per share was a loss of $0.02 per diluted share as compared to loss of $0.02 per diluted share for the same quarter last year.
•	Adjusted EBITDA (see table below) was $2.8 million as compared to $2.4 million for the same quarter last year, an increase of 14.0%.
•
Restaurant operating margins (see definition below) decreased 40 basis points to 15.6%, from 16.0% for the same quarter last year. As a percentage of restaurant sales, restaurant labor decreased by 30 basis points and cost of sales increased by 60 basis points, while restaurant occupancy and other remained consistent.

•	Average unit volume for restaurants in our comp base for the trailing 52 weeks was $1,008,000.

2008 Results

•	Revenues rose 5.6% to $179.3 million, from $169.7 million for 2007.
•	Comparable store sales decreased 2.4%, versus a comparable store sales increase of 6.2% for last year. Increased average check partially offset a decline in customer visits.
•	Net income was $189,000 as compared to net income of $1.2 million for 2007.
•	Earnings per share were $0.02 per diluted share as compared to $0.12 per diluted share for last year.
•	Adjusted EBITDA (see table below) was $11.8 million as compared to $12.3 million for 2007, a decrease of 3.7%.
•
Restaurant operating margins (see definition below) decreased 30 basis points to 16.0% from 16.3% for the comparable period last year. As a percentage of restaurant sales, restaurant labor decreased by 60 basis points, while cost of sales increased by 20 basis points and restaurant occupancy and other increased by 70 basis points.

•
Cash provided by operating activities was $12.8 million in 2008, due primarily to $9.7 million in depreciation and amortization, $1.5 million in non-cash share based compensation and $2.3 million in tax refunds resulting primarily from an income tax method change that allowed us to immediately expense for tax purposes previously capitalized repairs and remodeling expenses.

“We are pleased that after adjusting for the sudden and severe downturn in the economy in the first quarter of 2008, we grew quarter-over-quarter Adjusted EBITDA in the second, third and fourth quarters by 4.8%, 11.1% and 14.0%, respectively. In addition, after starting with a negative $0.07 EPS in the first quarter, we earned $0.09 EPS the remaining three quarters. We remained focused on delivering results in a year that included high gasoline prices and unemployment, the subprime mortgage crisis that disproportionately impacted many of our markets and the current economic recession. Our menu enhancements and pricing action in July, which introduced our Grilled Gourmet Tacos, demonstrated our commitment to delivering a wide variety of unique and delicious menu items with an extraordinary guest experience.  These actions led to improved comparable store sales trends in the second half of the year.  Our intense focus on our cost structure resulted in improvements in food and labor costs as the year unfolded, as well as reduced G&A.  We believe Rubio’s has a winning strategy in the large and growing fast-casual industry segment and with an experienced team in place is well positioned to thrive when the economy recovers,” said Dan Pittard, Rubio’s President and CEO.

"On the Development front, we opened 17 restaurants in 2008, which puts us right at our revised growth target.  While we have more than 30 sites identified for 2009, we are mindful of the challenges our economy faces.  Consequently, we will take a disciplined approach and limit the number of binding lease agreements we sign each quarter to limit our exposure in this difficult economy.  We’ve opened 4 new units thus far in 2009, and we’re targeting 10 to 20 in 2009 as we continue to focus exclusively on mature trade areas that have not been as hard-hit by the sub-prime mortgage crisis.  We continue to look opportunistically for attractive sites in existing buildings given the softening real estate market, rather than focusing on new developments. Further we are placing significant effort on negotiating lower terms on the 32 leases renewing this year," added Mr. Pittard.

“Our balance sheet remains strong with $5.8 million in cash and no debt. In addition, our business is generating significant operating cash flow, $12.8 million in 2008, and we have over $17 million in capacity on our credit facility in order to meet our liquidity needs should the economy worsen, or to allocate capital opportunistically if the economy stabilizes or improves,” added Frank Henigman, Rubio’s CFO.

Non-GAAP Term Definitions

Regulation G, “Disclosure of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide two Non-GAAP financial measures: “restaurant operating margins” and “Adjusted EBITDA.”

We use restaurant operating margins to evaluate the performance of our restaurants. We calculate restaurant operating margins by dividing restaurant sales less cost of sales, restaurant labor and restaurant occupancy and other by restaurant sales.

We also provide Adjusted EBITDA, which is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income or a measure of liquidity. We use Adjusted EBITDA in our evaluation of funding requirements for future development and other needs. We calculate Adjusted EBITDA as net income plus income tax expense, less other income, plus loss on disposal/sale of property, plus store closure reserve, plus depreciation and amortization and plus share-based compensation expense.

The differences between Adjusted EBITDA and GAAP net income for the fourth quarter and year-to-date are as follows:

	13 weeks ended 12/28/08	13 weeks ended 12/30/07	52 weeks ended 12/28/08	52 weeks ended 12/30/07
	(in thousands)		(in thousands)

Net (loss) income	$(190)	$(242)	$189	$1,189
Income tax (benefit) expense	(97)	(190)	63	897
Other expense (income)	60	(12)	133	(302)
Loss on disposal/sale of property	76	11	295	127
Store closure expense (reversal)	—	292	(46)	274
Depreciation and amortization	2,641	2,215	9,652	8,834
Share-based compensation	279	354	1,518	1,243
Adjusted EBITDA	$2,769	$2,428	$11,804	$12,262

Conference Call

The Company will host a conference call on March 23, 2009 at 2:00 p.m. - Pacific Time to discuss the financial results. For those wishing to listen, the conference call will be broadcast live over the internet at www.rubios.com (click on Webcast located under Investor Relations in the Company menu). A recording of the conference call will also be available at www.earnings.com for one year after the date of the call.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill(R). The first Rubio's was opened in 1983 in the Mission Bay community of San Diego by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to chargrilled marinated chicken, lean carne asada steak, and slow-roasted pork carnitas, Rubio's menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily, and Rubio's uses canola oil with zero grams trans fat per serving. The menu includes tacos, burritos, salads and bowls, quesadillas, HealthMex(R) offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 190 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at http://www.rubios.com.

Safe Harbor Disclosure

Some of the information in this press release or the related conference call may contain forward-looking statements regarding future events or the future financial performance of the Company. Please note that any statements that may be considered forward-looking are based on projections; that any projections involve judgment, and that individual judgments may vary. Moreover, these projections are based only on limited information available to us now, which is subject to change. Although those projections and the factors influencing them will likely change, we are under no obligation to inform you if they do. Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond our control, including, among others, our comparable store sales results and revenues, the adverse effect the significant downturn in the economy has on the spending and dining out frequency of our customers, our product, labor expenses and other restaurant costs, the success of our promotions, new product offerings and marketing strategies, our ability to recruit and retain qualified personnel, adverse effects of weather, the adequacy of our reserves related to closed stores or stores to be sold, increased depreciation or asset write downs, our ability to manage ongoing and unanticipated costs, such as costs to comply with regulatory initiatives and litigation costs, our ability to implement a franchise strategy, our ability to open additional or maintain existing restaurants in the coming periods, our ability to finalize our settlement of the wage and hour class action lawsuits filed in California and the effects of ever-increasing competition. These and other factors can be found in our filings with the SEC including, without limitation, in the “Risk Factors” section of our most recent Annual Report on Form 10-K. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

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RUBIO'S RESTAURANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007

RESTAURANT SALES	$44,963	$41,665	$179,130	$169,519
FRANCHISE AND LICENSING REVENUES	21	45	174	212
TOTAL REVENUES	44,984	41,710	179,304	169,731

COST OF SALES	12,824	11,645	51,348	48,369
RESTAURANT LABOR	14,172	13,246	56,470	54,364
RESTAURANT OCCUPANCY AND OTHER	10,938	10,126	42,591	39,192
GENERAL AND ADMINISTRATIVE EXPENSES	4,359	4,375	17,920	16,215
DEPRECIATION AND AMORTIZATION	2,641	2,215	9,652	8,834
PRE-OPENING EXPENSES	201	244	689	572
STORE CLOSURE EXPENSE (REVERSAL)	-	292	(46)	274
LOSS ON DISPOSAL/SALE OF PROPERTY	76	11	295	127

OPERATING (LOSS) INCOME	(227)	(444)	385	1,784
OTHER (EXPENSE) INCOME	(60)	12	(133)	302

(LOSS) INCOME BEFORE INCOME TAXES	(287)	(432)	252	2,086
INCOME TAX (BENEFIT) EXPENSE	(97)	(190)	63	897

NET (LOSS) INCOME	$(190)	$(242)	$189	$1,189

BASIC EPS DATA
EPS	$(0.02)	$(0.02)	$0.02	$0.12

AVERAGE SHARES OUTSTANDING	9,951	9,949	9,951	9,889

DILUTED EPS DATA
EPS	$(0.02)	$(0.02)	$0.02	$0.12

AVERAGE SHARES OUTSTANDING	9,951	9,949	9,951	9,889

	Percentage of Total Revenues		Percentage of Total Revenues
	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007

TOTAL REVENUES	100.0%	100.0%	100.0%	100.0%

COST OF SALES (1)	28.5%	27.9%	28.7%	28.5%
RESTAURANT LABOR (1)	31.5%	31.8%	31.5%	32.1%
RESTAURANT OCCUPANCY AND OTHER (1)	24.3%	24.3%	23.8%	23.1%
GENERAL AND ADMINISTRATIVE EXPENSES	9.7%	10.5%	10.0%	9.6%
DEPRECIATION AND AMORTIZATION	5.9%	5.3%	5.4%	5.2%
PRE-OPENING EXPENSES	0.4%	0.6%	0.4%	0.3%
STORE CLOSURE EXPENSE (REVERSAL)	0.0%	0.7%	0.0%	0.2%
LOSS ON DISPOSAL/SALE OF PROPERTY	0.2%	0.0%	0.2%	0.1%
OPERATING (LOSS) INCOME	-0.5%	-1.1%	0.2%	1.1%
OTHER (EXPENSE) INCOME	0.0%	0.0%	-0.1%	0.2%
(LOSS) INCOME BEFORE INCOME TAXES	-0.6%	-1.0%	0.1%	1.2%
INCOME TAX (BENEFIT) EXPENSE	-0.2%	-0.5%	0.0%	0.5%
NET (LOSS) INCOME	-0.4%	-0.6%	0.1%	0.7%

(1)  As a percentage of restaurant sales

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 28, 2008	December 30, 2007

CASH AND SHORT-TERM INVESTMENTS	$5,816	$3,562
OTHER CURRENT ASSETS	10,796	11,663
PROPERTY - NET	45,947	40,916
LONG-TERM INVESTMENTS	-	3,069
OTHER ASSETS	10,473	11,858
TOTAL ASSETS	$73,032	$71,068

CURRENT LIABILITIES	$18,736	$18,199
OTHER LIABILITIES	8,591	8,794
STOCKHOLDERS' EQUITY	45,705	44,075
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$73,032	$71,068